Exhibit 10.17

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is dated as of June 30, 2011 by and among SPIRIT FINANCE CORPORATION, a Maryland corporation (hereinafter referred to as “Buyer”), and SPIRIT FINANCE CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (hereinafter referred to as “Seller”).

WHEREAS, Buyer desires to acquire, and Seller desires to sell, certain assets used in the Business (as defined below), including, without limitation, Seller’s office equipment, office furniture and software licenses, as set forth in Section 2.02 below, and all of the rights and privileges as may be appurtenant thereto.

WHEREAS, Buyer agrees to assume certain liabilities of Seller related to the Business upon the terms and conditions hereinafter set forth.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Purchased Assets (as defined below) in exchange for the receipt of $604,159.50 in cash from Buyer, to be delivered to Seller at the Closing (as defined below), upon the terms and conditions hereinafter set forth.

WHEREAS, Buyer desires to assume, and Seller desires to assign, the Assumed Liabilities (as defined below) in exchange for the receipt of $581,551.95 in cash from Seller, to be delivered to Buyer at the Closing, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto declare, covenant and agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms, unless the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliates” means, when used with respect to a Person, any other Person controlling, controlled by, or under common control with, such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities (including, without limitation, partnership interests), by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Liabilities” has the meaning set forth in Section 2.04.

“Assumption Price” has the meaning set forth in Section 2.07.

“Business” means the Seller’s business of managing Buyer’s business of acquiring single tenant, operationally essential real estate to be leased on a long-term, triple-net basis to retail, distribution and service-oriented companies.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Parties” means Buyer, its directors, managers, officers, shareholders, members, agents, representatives and employees.

“Claims” means all claims, liabilities, obligations, losses, deficiencies, damages, costs and expenses (including without limitation interest, penalties and reasonable fees and disbursements of counsel, but excluding punitive and exemplary damages) of any kind, nature, and description.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and codified at Code §4980B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlled Group” has the meaning set forth in Code §1563.

“Employee” and “Employees” means all employees of the Business listed on Schedule 3.01(J) of the Agreement.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (d) Employee Welfare Benefit Plan; or (e) other fringe benefit, severance, profit-sharing, retirement, bonus, incentive, disability, cafeteria, medical, health, life insurance or equity-based plan, program, arrangement or agreement, whether written or unwritten.

“Employee Expenses” has the meaning set forth in Section 2.04(a)(iii).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental Laws” has the meaning set forth in Section 3.01(l).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with Seller for purposes of Code §414.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Governmental Entity” means any federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Indemnitee” has the meaning set forth in Section 8.04.

“Indemnitor” has the meaning set forth in Section 8.04.

“Leased Premises” has the meaning set forth in Section 2.02(a)(iii).

“Material Adverse Effect” means any fact, event, change, occurrence or effect that could reasonably be expected to have, individually or in the aggregate with any other fact(s), event(s), change(s), occurrence(s) or effect(s), a material adverse effect on the Purchased Assets, Assumed Liabilities, or Business, taken as a whole.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, partnership, limited liability company, corporation (including a business trust), joint stock company, trust, incorporated or unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.02(a).

“Seller” has the meaning set forth in the Preamble.

“Selling Parties” has the meaning set forth in Section 8.03.

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on June 30, 2011 or on such earlier date as Buyer and Seller shall mutually agree, (the “Closing Date”) at the business offices of Seller, 14631 North Scottsdale Road, Suite 200, Scottsdale, Arizona, at 2:00 p.m., local time, or at such place and time as Buyer and Seller shall mutually agree. The transactions provided for herein shall for all business, tax, accounting and other computational purposes be deemed to have occurred at 11:59 p.m. on the Closing Date. At the Closing, for purposes of convenience, the Seller may offset the Assumption Price due by the Seller to the Buyer against the payment of the Purchase Price due by the Buyer to the Seller.

Section 2.02 Assets Being Sold and Purchased.

(a) Subject to the terms and conditions of this Agreement, Seller hereby sells and delivers to Buyer, as of the Closing Date, free and clear of any and all liabilities, claims, liens, restrictions on transfer and encumbrances (except for liabilities specifically assumed by Buyer under this Agreement), and Buyer agrees to purchase from Seller, those assets as set forth in this Section 2.02 and listed on the various schedules referred to in this Section 2.02(a) (the “Purchased Assets”), including, the following:

(i) All computer hardware relating to the Business owned or leased by Seller as set forth on attached Schedule 2.02(a)(i) and all maintenance contracts, if any, relating thereto;

(ii) All software relating to the Business owned by, or licensed to, Seller, as set forth on attached Schedule 2.02(a)(ii) and all maintenance contracts, if any, relating thereto;

(iii) The personal property of Seller, including, without limitation, office equipment and similar personal property, relating to the Business owned by Seller and located at and around the leased location where the Seller conducts the Business located at 14631 North Scottsdale Road, Suite 200, Scottsdale, Arizona (the “Leased Premises”), as set forth on the attached Schedule 2.02(a)(iii);

(iv) The prepaid expenses relating to the Purchased Assets and Assumed Liabilities, if any, as set forth on attached Schedule 2.02(a)(iv); and

(v) All contracts set forth on Schedule 2.02(a)(v) and all rights and benefits therein.

(b) On the Closing Date, Seller shall deliver to Buyer, to the extent possible, physical possession of all of the Purchased Assets.

Section 2.03 Excluded Assets. Seller shall retain and not sell and deliver to Buyer, and Buyer shall not purchase from Seller nor obtain any right, title or ownership interest in or to, any assets other than the Purchased Assets as listed in the various schedules required under Section 2.02 hereof (such retained assets, the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets shall include all personal property of the employees and officers of Seller located at the Leased Premises.

Section 2.04 Assumption of Liabilities.

(a) Buyer shall assume, as of the Closing Date, only the liabilities, obligations, contracts and commitments of Seller specifically described in this Section 2.04 and otherwise in this Agreement and specifically listed on Schedule 2.04(a) (the “Assumed Liabilities”). Without in any manner affecting the foregoing, nothing contained or described in this Section 2.04 shall obligate Buyer to assume any liability not specifically assumed by Buyer under this Section 2.04, none of which shall be Assumed Liabilities. Nothing contained herein shall in any manner infer or obligate Buyer to assume, pay or perform any obligation of any nature whatsoever which matured or became due prior to the Closing Date, except as expressly set forth on Schedule 2.04(a). Buyer shall assume the following obligations and liabilities as set forth on Schedule 2.04(a), including the following:

(i) All liabilities, debts and obligations relating to the Purchased Assets and for which the event(s) giving rise to such liability, debt or obligation occur after the Closing Date;

(ii) All liabilities for any applicable sales, value added, transfer, documentary, use, filing and other taxes (other than income taxes) that may be levied on the sale, assignment, transfer or delivery of the Purchased Assets or otherwise hereunder, whether levied on Seller or Buyer. Buyer shall, at its own expense, file all necessary tax returns and other documentation with respect to all such taxes (other than sales taxes which shall be collected by Seller at Closing and remitted at Seller’s expense) and, if required by law, Seller shall join in the execution of any such tax returns or documentation; and

(iii) All liabilities, debts or obligations for which the event(s) giving rise to such liability, debt or obligation occur prior to or after the Closing Date in connection with the employment of all Employees who are employed by Buyer at the Closing. Buyer agrees to offer employment to all of the Employees of Seller and hereby agrees to assume all unpaid or unused accrued vacation pay, Employee Benefit Plans and related expenses for such Employees who accept employment with Buyer (“Employee Expenses”) in accordance with the current policies and procedures of Seller.

(b) Effective as of the Closing Date, Buyer shall assume and shall agree to timely pay and discharge (and shall indemnify Seller against and hold Seller harmless from) the Assumed Liabilities as and when such liabilities, debts and obligations become due.

Section 2.05 Purchase Price. Buyer shall purchase the Purchased Assets by delivering to Seller, by wire transfer of immediately available funds at the Closing, the aggregate amount of $604,159.50 (the “Purchase Price”). The Purchase Price shall be paid according to the payment instructions set forth on Schedule 2.05.

Section 2.06 Allocation. The Purchase Price or the Assumption Price (as defined below), as applicable, shall be allocated among the Purchased Assets in the manner contemplated by Schedule 2.06. Buyer and Seller agree that the foregoing allocation is reasonable and agree to report the acquisition and sale of the Purchased Assets on a basis consistent with the terms of this Agreement and such allocation in their respective financial records, statements, and forms prepared or filed pursuant to reporting requirements under the Code.

Section 2.07 Assumption Price. Buyer shall assume the Assumed Liabilities by Seller delivering to Buyer, by wire transfer of immediately available funds at the Closing, the aggregate amount of $581,551.95 (the “Assumption Price”). The Assumption Price shall be paid according to the payment instructions set forth on Schedule 2.05.

Section 2.08 Adjustments. Seller shall be responsible for and pay all pre-Closing tax liabilities of the Company, including but not limited to, federal and state income taxes accrued as of the Closing Date. Within 90 days after the Closing Date, Seller and Buyer shall prorate as of the Closing Date any amounts that become due and payable on and after the Closing Date with respect to (i) any prepaid expenses transferred to Buyer and (ii) any liability, debt or obligation whatsoever of Seller, which is deemed to exist prior to the Closing Date relating to the Purchased Assets. In addition, within 90 days after the Closing Date, Seller and Buyer may update the Purchased Assets identified in Section 2.02 and listed in the schedules related thereto by amending such schedules.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a) Organization. Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite power and authority to own or lease the Purchased Assets and to consummate the transactions contemplated hereby. The principal executive office of Seller is located at 14631 North Scottsdale Road, Suite 200, Scottsdale, Arizona. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which the operation of its Business requires such qualification, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Seller has all statutory power and all material governmental licenses, authorizations, permits, consents and approvals required to sell, transfer and assign the Purchased Assets to Buyer.

(b) Company Authority. Seller has taken all actions necessary to authorize it to execute, deliver and perform its obligations under this Agreement and all instruments and agreements delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby, including any necessary approval by Seller’s board of directors or unitholders, and this Agreement and all instruments and agreements to be delivered in connection herewith or therewith by Seller constitutes its legal, valid and binding obligations, enforceable against it (to the extent it is a party thereto) in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

(c) No Conflict with Governing Documents. Seller is not in conflict with or in violation of any provision of its certificate of formation, limited liability company agreement, or other governing documents, each as amended to date. Neither the execution and delivery of this Agreement or any other agreement or instrument to be delivered to Buyer in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, by Seller, shall conflict with any provision of Seller’s certificate of formation, limited liability company agreement, or other governing documents, each as amended to date.

(d) No Default. Seller is not in default under or in violation of any provision of any material restriction, lien, encumbrance, indenture, contract, lease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound and that could adversely affect the transactions contemplated hereby, or Buyer’s unencumbered possession or use of the Purchased Assets. Neither the execution and delivery of this Agreement or any other agreement or instrument to be delivered to Buyer in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, by Seller, shall (i) result in the acceleration of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or cause a payment obligation to arise under, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Seller is a party or by which Seller is bound that could adversely affect the transactions contemplated hereby, or Buyer’s unencumbered possession or use of the Purchased Assets, (ii) conflict with or result in a breach of or constitute a violation or default under (A) any restriction, lien, encumbrance, license, permit, indenture, contract, lease, loan agreement, note or other obligation or liability to which Seller is a party or by which Seller is bound, and that could adversely affect the transactions contemplated hereby, or Buyer’s unencumbered possession or use of the Purchased Assets, or (B) any order, writ, injunction, decree, license or permit applicable to each Seller or any law, statute, rule or regulation applicable to Seller, or (iii) result in the creation of any lien or encumbrance upon any of the Purchased Assets, excluding from the foregoing such filings, notices, permits, authorizations, consents, approvals, violations, breaches, trigger events, creation of liens or defaults which, individually or in the aggregate, would not either prevent or materially delay consummation of the transactions contemplated hereby, otherwise prevent or materially delay performance by Seller of its obligations under this Agreement or reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

(e) Approvals; Consents. No approval, consent, order or authorization of, exemption by, or registration, declaration or filing with, any governmental authority is required by or with respect to Seller in connection with the execution, delivery and performance of this Agreement by Seller or any other agreement or instrument to be delivered to Buyer in connection herewith or the consummation by Seller of the transactions contemplated hereby or thereby, including but not limited to the transfer of the Purchased Assets.

(f) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against Seller or affecting any of Seller’s properties or rights, at law or in equity, or before any federal, state, municipal or other governmental agency or instrumentality that could adversely affect the Purchased Assets, that relate to the transactions contemplated hereby, or Buyer’s unencumbered possession or use of the Purchased Assets, nor is Seller aware of any facts or third party claims that to Seller’s knowledge could result in any such action, suit or proceedings and that would be material to Seller after taking into account any insurance coverage.

(g) Ownership and Condition of Properties.

(i) Seller has, and will as of the Closing Date, have and transfer to Buyer, good, valid, legal and marketable title to, and possession of, the Purchased Assets and transfer to Buyer all Purchased Assets, free and clear of all restrictions, liens, encumbrances, rights, title and interests of others (except for liabilities specifically assumed by Buyer under this Agreement), except that Seller has, and is transferring to Buyer, valid and subsisting leasehold interests or licenses in, and possession of all of the tangible Purchased Assets that are leased by Seller. Except as reflected in the schedules attached hereto, no one other than Seller has any right, title, interest, restriction, lien or encumbrance in, on or to any of the personal property located in the Leased Premises occupied by Seller, except for personal furnishings and effects of Seller’s officers and employees, as the case may be.

(ii) All equipment owned or leased by Seller is sold in “as is” and “where is” condition. Seller makes no representations or warranties, expressed or implied, concerning the equipment’s fitness for use, profitability or design for any particular use or purpose or as to the quality of the material or workmanship therein, latent or patent, it being agreed that Buyer will conduct its own inspection, prior to the Closing, and shall rely on its inspection and shall accept all risks related thereto.

(h) Prepaid Expenses. Schedule 2.02(a)(iv) consists of a true list of all prepaid expenses and deposits of Seller that are being transferred by Seller to Buyer under this Agreement.

(i) Insurance. Seller has in full force and effect all types of insurance required to perform and operate the Business. Seller has not received written notice from any insurance carrier of defects or inadequacies in the Purchased Assets, which, if uncorrected, would result in a termination of insurance coverage or a material increase in the premiums.

(j) Employees.

(i) Set forth on Schedule 3.01(J) hereto is a complete and accurate list of the names, titles, and, if applicable, employment agreements of all of the Employees and independent contractors of the Seller as of the Closing Date.

Except as set forth on Schedule 3.01(J), Seller is a not a party to any employment agreements, severance plans or non-compete agreements relating to the Employees.

(ii) Seller is not a party to any contract with a labor union and to the knowledge of Seller, no Employee is governed by a collective bargaining agreement. No election or proceeding relating to the labor relations of Seller is pending or, to the knowledge of Seller, threatened and no unfair labor practice charge has been filed against or, to the knowledge of Seller, threatened against Seller with respect to the Business.

(iii) None of the Employees are currently on short or long-term leave or temporary or permanent disability leave.

(k) Employee Benefit Plans.

(i) Schedule 3.01(K) lists each Employee Benefit Plan that Seller maintains or to which Seller contributes or has any obligation to contribute. Seller does not have a formal plan or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or change any existing Employee Benefit Plan that would affect any current or former employee of Seller or an ERISA Affiliate.

(A) To the knowledge of Seller, each Employee Benefit Plan (and each related trust, insurance contract, or fund) materially complies in form and in operation in all respects with its terms and with the applicable requirements of ERISA, the Code, and other applicable laws.

(B) All required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, the PBGC 1’s, summary plan descriptions and summary of material modifications) have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan. The requirements of COBRA (as defined below) or comparable state law have been met with respect to each such Employee Benefit Plan, which is an Employee Welfare Benefit Plan.

(C) All contributions (including all employer contributions and employee salary reduction contributions), which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing, which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Seller. All premiums or other payments for all periods ending on or before the Closing have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. Any and all other amounts that Seller is required to pay under the terms of any Employee Benefit Plan with respect to both the current plan year and the most recently ended plan year prior to the date of this Agreement have been timely paid in full to the extent due and payable, and all such amounts payable with respect to the portion of the current plan year ending on the Closing will be paid when due and payable.

(D) Each such Employee Benefit Plan that is an Employee Pension Benefit Plan meets the requirements of a “qualified plan” under Code §40l(a), has received, within the last two years, a favorable determination letter from the Internal Revenue Service that it is a “qualified plan,” and Seller is not aware of any facts or circumstances that could result in the revocation of such determination letter.

(E) The market value of assets under each such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested liabilities there under determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

(F) To the extent Seller has them in its possession or control, Seller has delivered to Buyer correct and complete copies of: (1) the plan documents of each Employee Benefit Plan (or, with respect to any Employee Benefit Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (2) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Benefit Plans; (3) all rulings, determination letters, no-action letters or advisory opinions received from the Internal Revenue Service, the Department of Labor, the PBGC or any other governmental body with respect to the current year and each of the three preceding years for each applicable Employee Benefit Plan; (4) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any governmental body with respect to the current year and each of the three preceding years for each applicable Employee Benefit Plan; (5) all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan; and (6) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Benefit Plan.

(ii) With respect to each Employee Benefit Plan that Seller or its ERISA Affiliates maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute:

(A) No such Employee Benefit Plan that is an Employee Pension Benefit Plan (other than any Multiemployer Plan) has been completely or partially terminated or been the subject of a reportable event (as defined in ERISA § 4043 and the regulations issued there under) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened. No facts exist which might constitute grounds for the termination of such plan by the PBGC or the appointment by the appropriate United States District Court of a trustee to administer any such Employee Pension Benefit Plan. No such Employee Pension Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by ERISA and the Code. None of Seller, any ERISA Affiliate, any Employee Pension Benefit Plan, any trust created there under or any trustee or administrator of any such Employee Pension Benefit Plan or trust or any party dealing with any such Employee Pension Benefit Plan or any such trust could be subject to a material civil penalty assessed pursuant to ERISA

(B) To the knowledge of Seller, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan, no Fiduciary has any Liability (as defined below) for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan, and no action, suit, proceeding, hearing, audit, inquiry or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

(C) Seller has not incurred and has no reason to expect to incur any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability as defined in ERISA §4201) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

(D) Each such Employee Benefit Plan that is governed by Code Section 409A has been or will be timely amended to Comply with Code Section 409A and the guidance there under and operated in a manner consistent with Code Section 409A and the final regulations there under.

(iii) Neither Seller nor other members of any Controlled Group that includes Seller contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal liability as defined in ERISA §4201) under any Multiemployer Plan.

(iv) Seller does not maintain nor has ever maintained and does not contribute, never has contributed, never has been required to contribute to, never promised to contribute to and does not have any Liability for any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code §4980B or comparable state law).

(v) For purposes of this Section 3.01(k), “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

(l) Environmental Matters. The Purchased Assets are and have been at all times in compliance in all material respects with all federal, state and local laws relating to pollution or protection of the environment (the “Environmental Laws”). Seller has now and at all times has had all of the necessary permits required under the Environmental Laws for the Purchased Assets and Seller is not and has not been in violation of any of the terms and conditions of any of such permits. Seller has not received any written notice or any other communication (written, electronic or otherwise) that alleges that Seller is not in compliance with any Environmental Law. Seller has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any substance, chemical, waste or other materials which are listed, defined or otherwise identified as hazardous, toxic, radioactive, corrosive or dangerous under any applicable Environmental Law.

(m) No Misrepresentations. There is no fact or transaction that Seller has not disclosed to Buyer in writing of which Seller is aware that would have a Material Adverse Effect or is likely to have a Material Adverse Effect. Seller has not made any material misstatement of fact herein or in any document delivered to Buyer pursuant hereto or in connection with the transactions contemplated hereby or omitted to state any material fact necessary or desirable to make materially complete, accurate and not misleading every representation, warranty and agreement set forth herein or in any document to be delivered pursuant hereto or in connection with transactions contemplated hereby.

(n) Brokers and Finders. Neither Seller nor any Person acting on behalf of Seller has employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

(o) Fair Value. The Purchase Price represents fair equivalent value for the Purchased Assets. Seller is not insolvent as of the date hereof, and Seller will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement.

Section 3.02 Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

(a) Organization. Buyer is a corporation validly existing and in good standing under the laws of the State of Maryland. Buyer has the requisite power and authority to own or lease the Purchased Assets and assume the Assumed Liabilities and to consummate the transactions contemplated hereby. The principal executive office of Buyer is located at 14631 North Scottsdale Road, Suite 200, Scottsdale, Arizona. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the operation of its Business requires such qualification, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect. Buyer has all statutory power and all material governmental licenses, authorizations, permits, consents and approvals required to purchase the Purchased Assets and assume the Assumed Liabilities from Seller.

(b) Corporate Authority. Buyer has taken all appropriate actions necessary to authorize it to execute, deliver and perform its obligations under this Agreement and all instruments and agreements delivered pursuant hereto and to consummate the transactions contemplated hereby and thereby, including any necessary approval by its board of directors or shareholders and this Agreement and all instruments and agreements to be delivered in connection herewith or therewith by Buyer constitute its legal, valid and binding obligation, enforceable against Buyer in accordance with their respective terms, subject to laws of general application relating to the rights of creditors generally.

(c) Approvals; Consents. No approval, consent, order or authorization of, exemption by, or registration, declaration or filing with, any governmental authority or any Person not a party to this Agreement is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement by Buyer or any other agreement or instrument to be delivered in connection herewith or the consummation by Buyer of the transactions contemplated hereby or thereby, including, without limitation, assumption of the Assumed Liabilities and purchase of the Purchased Assets.

(d) No Default. Buyer is not in default under or in violation of any provision of its amended and restated certificate of incorporation, bylaws or other governing document, each as amended to date, nor is Buyer in default under or in violation of any provision of any material restriction, lien, encumbrance, indenture, contract, lease, loan agreement, note or other obligation or liability to which it is a party or by which it is bound and that could adversely affect the transactions contemplated hereby. Neither the execution and delivery of this Agreement or any other agreement or instrument to be delivered in connection herewith, nor the consummation of the transactions contemplated hereby or thereby, by Buyer, shall (i) result in the acceleration of, or the creation in any party of the right to accelerate, terminate, modify or cancel, or cause a payment obligation to arise under, any indenture, contract, lease, sublease, loan agreement, note or other obligation or liability to which Buyer is a party or by which Buyer is bound, or (ii) conflict with or result in a breach of or constitute a violation or default under (A) any provision of Buyer’s amended and restated certificate of incorporation or bylaws, each as amended to date, or (B) any restriction, lien, encumbrance, license, permit, indenture, contract, lease, loan agreement, note or other obligation or liability to which Buyer is a party or by which Buyer is bound, or (C) any order, writ, injunction, decree, law, statute, rule or regulation, license or permit applicable to Buyer, excluding from the foregoing such filings, notices, permits, authorizations, consents, approvals, violations, breaches, trigger events, creation of liens or defaults which, individually or in the aggregate, would not either prevent or materially delay consummation of the transactions contemplated hereby, otherwise prevent or materially delay performance by Buyer of its obligations under this Agreement.

(e) No Misrepresentations. Buyer has not made any material misstatement of fact herein or in any document delivered pursuant hereto or in connection with the transactions contemplated hereby or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading every representation, warranty and agreement set forth herein or in any document to be delivered pursuant hereto or in connection with transactions contemplated hereby.

(f) Brokers and Finders. Neither Buyer nor any Person acting on behalf of Buyer has employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated herein.

(g) Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Buyer, threatened against Buyer, at law or in equity that relate to the transactions contemplated hereby.

ARTICLE IV

COVENANTS OF SELLER

Seller hereby covenants and agrees as follows:

Section 4.01 Employees.

(a) As of the Closing Date, Seller shall have terminated all of its employees and independent contractors employed or engaged in the operation of the Business, or such Persons shall have resigned effective as of the Closing.

(b) Seller shall be solely responsible for, shall indemnify and shall hold harmless (in accordance with the provisions of Article VIII of this Agreement) Buyer and its directors, officers, shareholders, employees, agents and Affiliates, at all times after the Closing Date, against and with respect to any Claims relating to or arising from Seller’s failure to comply with Section 4.01(a).

(c) Buyer shall keep and maintain all payroll records, personnel records, books, documents, files and other writings, databases, software, and computer files and any other records relating to the Employees who accept employment with Buyer. Seller shall have the right to keep copies of the same. Buyer shall respond to and comply with all requests for information made by any federal, state, municipal or other governmental agency or instrumentality relating to any of the Employees after the Closing Date.

Section 4.02 Employee Benefits. As of the Closing Date, Seller shall assign all of its rights, obligations and interests in all Employee Benefit Plans to Buyer. Buyer agrees, as of the Closing Date, to adopt and sponsor all of Seller’s Employee Benefit Plans as if Buyer were the original sponsor of such plans. Prior to Closing, Seller shall assist Buyer in the transfer of sponsorship of all Employee Benefit Plans. Buyer and Seller agree to complete all necessary documents and forms required by the current service providers for the Employee Benefit Plans to effectuate this Section 4.02. Following Closing, Seller shall no longer sponsor or maintain any Employee Benefit Plans. All service with Seller prior to Closing shall continue to be treated as credited service for all purposes of all Employee Benefit Plans after Closing.

Section 4.03 Governmental Approvals. Seller shall assist and cooperate with Buyer and Buyer’s representatives and counsel in obtaining all governmental consents, approvals and licenses which Buyer deems necessary or appropriate, and in preparing any document or other materials which may be required by any governmental agency in connection with the transactions contemplated herein.

ARTICLE V

COVENANTS OF BUYER

Buyer hereby covenants and agrees as follows:

Section 5.01 Employees.

(a) Buyer covenants and agrees to offer employment to all the Employees employed by Seller immediately prior to the Closing and identified on Schedule 3.01(J) hereto at terms no less favorable than those offered by Seller immediately prior to the Closing Date; provided, however, that nothing in this Section 5.01 shall restrict or otherwise limit Buyer’s right to modify any such employment terms or benefits, in its sole discretion, in accordance with the terms of such arrangements at any future time. Buyer shall have the sole right with respect to, and be solely responsible for, establishing all terms and conditions relating to the new hires and nothing in this Agreement or otherwise shall obligate Buyer after it has hired or engaged any employee or independent contractor to continue to employ or engage any employee or independent contractor for any length of time.

(b) Buyer shall be solely responsible for, shall indemnify and shall hold harmless (in accordance with the provisions of Article VIII of this Agreement) Seller and its directors, officers, members, employees, agents and Affiliates, at all times after the Closing Date, against and in respect to any Claims relating to or arising from (i) Buyer’s failure to offer employment to the Employees; and (ii) any liabilities and obligations arising under COBRA after the Closing Date in accordance with

Section 27(b) Article VI of COBRA.

ARTICLE VI

CONDITIONS TO THE CLOSING; CLOSING DELIVERIES

Section 6.01 Conditions to the Obligations of the Parties. The obligations of the parties to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the transactions contemplated by this Agreement shall be in effect.

(b) No action shall have been commenced by any Governmental Entity charged with bringing or enforcing the antitrust, competition or trade regulatory laws of the United States seeking to restrain or prohibit the transactions contemplated by this Agreement.

Section 6.02 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Buyer:

(a) The representations and warranties of Seller set forth in Section 3.01 of this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, at and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date;

(b) Seller shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing;

(c) The board of directors of Seller shall have approved this Agreement and the transactions contemplated hereby; and

(d) Seller shall have terminated (1) the sublease by and between Buyer and Seller, dated as of March 6, 2008, for the Leased Premises; (2) the Amended and Restated Advisory Management Agreement by and between Seller and Redford Holdco, LLC, a Delaware limited liability company (“Redford Holdco”), dated as of November 21, 2008; and (3) the Amended and Restated Advisory Management Agreement by and among Seller, Buyer, and Redford Holdco, dated as of November 21, 2008.

Section 6.03 Conditions to the Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Seller:

(a) The representations and warranties of Buyer set forth in Section 3.02 of this Agreement that are qualified as to materiality, shall be true and correct, and those that are not so qualified shall be true and correct in all material respects at and as of the Closing Date, except that those representations and warranties which address matters only as of a particular date shall remain true and correct only as of such date;

(b) Buyer shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing; and

(c) The board of directors of Buyer shall have approved this Agreement and the transactions contemplated hereby.

Section 6.04 Closing Deliveries of Seller. At the Closing, Seller shall deliver to Buyer:

(a) the Assumption Price, by wire transfer in immediately available funds;

(b) a certificate of good standing of Seller and a copy of Seller’s certificate of formation filed with the Delaware Secretary of State, as amended to the date hereof;

(c) a copy of the limited liability company agreement and any other governing documents of Seller, each as amended to the date hereof, certified by the secretary of Seller, or other person with similar functions and authority, together with an incumbency certificate and a certified copy of all company actions required for the execution and delivery of this Agreement and the performance by Seller of all of Seller’s obligations hereunder;

(d) a certificate in form and substance reasonably satisfactory to Buyer, dated the Closing Date and executed by Seller, certifying that (i) the representations and warranties of Seller contained in this Agreement are true, complete and correct in all material respects as of the Closing Date, as though such representations and warranties were made at and as of such dates, except for changes expressly permitted or contemplated by the terms of this Agreement; and (ii) Seller has, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by the Agreement to be performed or complied with by Seller at or prior to the Closing Date, and is not in default of this Agreement in any respect;

(e) such duly executed bills of sale, assignments and other instruments of transfer as Buyer reasonably determines are necessary or appropriate in order to convey, transfer, assign to and vest in Buyer full ownership, right, title and interest in and to the Purchased Assets, free and clear of all claims, liens, charges and encumbrances of any nature whatsoever other than: (i) those created or incurred by Buyer; (ii) those relating to leases; (iii) those relating to the Assumed Liabilities; and (iv) those for personal property taxes or governmental changes and levies that are a lien, but not yet due and payable; and

(f) such other customary instruments, documents and certificates as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

Section 6.05 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver to Seller:

(a) the Purchase Price, by wire transfer in immediately available funds;

(b) a certificate of good standing of Buyer and a copy of Buyer’s amended and restated certificate of incorporation;

(c) a copy of the bylaws, and any other governing documents of Buyer, each as amended to the date hereof, certified by the secretary of Buyer together with an incumbency certificate and a certified copy of all corporate actions required for the execution and delivery of this Agreement and the performance by Buyer of all of its obligations hereunder;

(d) a certificate in form and substance reasonably satisfactory to Seller, dated the Closing Date and executed by an officer or manager of Buyer, certifying that (i) the representations and warranties of Buyer contained in this Agreement are true, complete and correct in all material respects as of the Closing Date, except for changes expressly permitted or contemplated by the terms of this Agreement; and (ii) Buyer has, in all material respects, performed and complied with all agreements, obligations, covenants and conditions required by the Agreement to be performed or complied with by Buyer at or prior to the Closing Date, and is not in default of this Agreement in any respect;

(e) such duly executed instruments of assignment and assumption as Seller reasonably deems necessary or appropriate to effect the assumption by Buyer of the Assumed Liabilities; and

(f) such other customary instruments, documents and certificates as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

ARTICLE VII

POST-SIGNING AND POST-CLOSING MATTERS

Section 7.01 Additional Actions. Seller shall, without further consideration, execute whatever minutes of meetings or other instruments and take whatever action Buyer may deem reasonably necessary or desirable to effect, perfect or confirm of record or otherwise in Buyer full right, title and interest in and to the Purchased Assets or to carry out the intent and purposes of the transactions contemplated hereby and such cooperation shall not unreasonably interfere with the operations of Seller.

Section 7.02 Release of Personal Guarantees. Buyer shall arrange for the release of any personal guarantees of Affiliates of Seller, if any, made in relation to the Purchased Assets. Buyer shall indemnify and hold harmless (in accordance with the provisions of Article VIII of this Agreement) Seller and its members, against and in respect to any Claims relating to or arising from Buyer’s failure to release all personal guarantees in accordance with this Section 7.02.

Section 7.03 Employee Benefits.

(a) Except as otherwise provided in this Section 7.03, as of the Closing Date, the Employees of Seller who are hired by Buyer will no longer be eligible to be covered under any Employee Benefit Plan maintained by Seller, except as may be required by law, and any benefits payable to such Employees under any such Employee Benefit Plan will be paid in accordance with the terms of the plan documents.

(b) With respect to group health coverage required to be provided under COBRA, Buyer and Seller agree that the obligations of Buyer and Seller shall be allocated in accordance with the default obligations under 26 CFR 54.4980B-9, Q-8.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

Section 8.01 Survival of Representations and Warranties. Every representation, warranty, covenant and agreement of the parties set forth in this Agreement and every one of the rights and remedies of the non-breaching party for any one or more breaches of this Agreement by the other party shall survive the Closing. Any claim made with respect to any representation, warranty or covenant of this Agreement shall be made within two years following the Closing by written notice pursuant to Section 10.01; except for any claim made with respect to any representation, warranty or covenant of this Agreement made with respect to any employment related claim in which case such claim shall be made within six years following the Closing by written notice pursuant to Section 10.01.

Section 8.02 Indemnification by Seller. Seller agrees to indemnify Buyer, its directors, managers, officers, shareholders, agents, representatives and employees, as the case may be, (collectively, the “Buyer Parties”) and hold the Buyer Parties harmless from and against any and all Claims that arise out of or result from, but only to the extent that such matters exceed, in the aggregate, $10,000:

(a) the inaccuracy of any representation or breach of any warranty, covenant or agreement made by Seller in this Agreement, including exhibits and schedules, or in any certificate, document or other instruments delivered in connection herewith;

(b) any obligation or liability specifically assumed by Seller hereunder;

(c) any obligation, contract or liability of Seller not constituting one of the Assumed Liabilities, including without limitation any violation of any Environmental Law based on (A) a condition existing prior to the Closing Date, or (B) the acts or omissions of Seller or Seller’s agents, employees or contractors;

(d) any and all claims, demands, liabilities, penalties, actions, lawsuits, or proceedings brought against Buyer Parties to the extent that they relate to claims made by any of the Employees with respect to their employment by Seller or their entitlement to benefits under Seller’s Employee Benefit Plans;

(e) any and all claims, demands, liabilities, penalties, actions, lawsuits, or proceedings brought against any Buyer Parties to the extent that they relate to actions taken or omitted to be taken, violations of law prior to the Closing Date in connection with the Purchased Assets;

(f) any and all taxes and charges claimed to be due or collected by any federal, state, or local taxing authorities with respect to Seller for any business or activity of Seller prior to the Closing Date, including any and all taxes owed by Buyer which arise in respect of any transaction contemplated by this Agreement, other than any taxes or charges incurred by any Buyer Party in its capacity as a direct or indirect equity owner of Seller;

(g) any claim for a finder’s fee, brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of any Seller with respect to the transactions contemplated hereby; and

(h) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity.

Section 8.03 Indemnification by Buyer. Buyer agrees to indemnify Seller, its directors, managers, officers, members, agents, representatives, and employees, as the case may be, (collectively, the “Selling Parties”) and hold the Selling Parties harmless from and against any and all Claims that arise out of or result from, but only to the extent that such matters exceed, in the aggregate, $10,000:

(a) the inaccuracy of any representation or breach of any warranty, covenant or agreement made by Buyer in this Agreement, including exhibits and schedules, or in any certificate, document or other instruments delivered in connection herewith;

(b) any obligation or liability specifically assumed by Buyer hereunder;

(c) any obligation, contract or liability of Buyer arising after the Closing Date, including without limitation:

(i) any violation of any Environmental Law based on (A) a condition arising after the Closing Date, or (B) the acts or omissions of Buyer or Buyer’s agents, employees or contractors; and

(ii) any Claim by any employee of Buyer, including employees previously employed by Seller, for accrued compensation, vacation pay, severance benefits or other benefits owing or maintained by Buyer arising out of services rendered after the Closing Date;

(d) any and all claims, demands, liabilities, penalties, actions, lawsuits, or proceedings brought against any Selling Parties to the extent that they relate to claims made by any of the Employees with respect to their employment by Buyer or their entitlement to benefits under Buyer’s Employee Benefit Plans;

(e) any and all claims, demands, liabilities, penalties, actions, lawsuits, or proceedings brought against any Selling Parties to the extent that they relate to actions taken or omitted to be taken, violations of law, on or after the Closing Date in connection with the Purchased Assets;

(f) any and all taxes and charges claimed to be due or collected by any federal, state, or local taxing authorities with respect to Buyer for any business or activity of Buyer on or after the Closing Date, including and together with any and all taxes or charges owed by Buyer which arise in respect of any transaction contemplated by this Agreement, other than any taxes or charges incurred by any Seller Party in its capacity as a direct or indirect equity owner of Buyer;

(g) any claim for a finder’s fee, brokerage or other commission arising by reason of any services alleged to have been rendered to or at the instance of Buyer with respect to the transactions contemplated hereby; and

(h) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including without limitation, reasonable legal fees and expenses, incident to any of the foregoing or incurred in attempting to oppose the imposition thereof, or in enforcing this indemnity.

Section 8.04 Notice of Defense of Claims. With respect to any Claim for which either Buyer on the one hand or Seller on the other hand shall seek indemnification from the other under Section 8.02 or Section 8.03, the party requesting indemnification (the “Indemnitee”) shall promptly give the party that is obligated to provide indemnification (the “Indemnitor”) written notice thereof in accordance with this Agreement provided that the failure of the Indemnitee to give timely notice of a Claim shall not bar such Claim except to the extent (and only to the extent) that the failure to give timely notice is materially prejudicial to the Indemnitor. Such notice shall describe the claim in reasonable detail and shall indicate the dollar amount (if and to the extent reasonably ascertainable) of the Claim that has been or may be sustained by the Indemnitee. The Indemnitor may elect to compromise or defend, at the Indemnitor’s own expense, the asserted liability, by so notifying the Indemnitee within thirty (30) days after Indemnitee’s notice (or sooner, if the nature of the asserted liability so requires and the Indemnitee has so requested in its notice); provided, however, that after the Indemnitee’s notice, the Indemnitee may notify the Indemnitor in writing that it has rescinded its claim for indemnification and relieved the Indemnitor of its obligations under Section 8.02 or Section 8.03 with respect to a particular asserted liability, and the Indemnitee shall thereafter have the sole right to compromise or defend such asserted liability. If the Indemnitor elects to compromise or defend such asserted liability, the defense shall be conducted by counsel chosen by the Indemnitor and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed, the proceedings shall be promptly settled or diligently prosecuted to a final conclusion by the Indemnitor, and the Indemnitee shall cooperate, at the expense of the Indemnitor, in the compromise of, or defense of, any such asserted liability. If the Indemnitor elects not to compromise or defend such asserted liability, or fails to notify the Indemnitee of its election as herein provided, the Indemnitee may pay, compromise or defend such asserted liability, at the expense of the Indemnitor and without need of the consent of the Indemnitor. In all other circumstances, neither the Indemnitor nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld or delayed. If the Indemnitor chooses to defend or compromise any claim, the Indemnitee shall make available to the Indemnitor any books, records or other documents within its control that are necessary or appropriate for such defense or compromise.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.01 Termination.

(a) Buyer may terminate this Agreement at any time prior to the Closing if Buyer, in its sole discretion, is unsatisfied with any matter as a result of its due diligence. To terminate this Agreement, Buyer shall notify Seller in writing that it is terminating this Agreement due to unsatisfactory due diligence findings.

(b) This Agreement may be terminated at any time prior to the Closing: (i) by mutual written consent of the parties, or (ii) by Seller if Buyer has materially breached any of its representations or warranties, has failed to deliver the items required to be delivered in Section 6.05, or has failed in a material respect to perform any of its covenants or agreements contained in this Agreement and Buyer has failed to cure any such breach or failure to perform prior to the Closing after written notice thereof has been delivered by Seller to Buyer, or (iii) by Buyer if Seller has materially breached any of its representations or warranties, has failed to deliver the items required to be delivered in Section 6.04, or has failed in a material respect to perform any of its covenants or agreements contained in this Agreement and Seller has failed to cure any such breach or failure to perform prior to the Closing after written notice thereof has been delivered by Buyer to Seller.

Section 9.02 Effect of Termination. Except for the provisions set forth in Article X, which shall survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 9.01, this Agreement shall forthwith become void and of no further force and effect and the parties shall be released from any and all obligations hereunder.

Section 9.03 Amendment. This Agreement may be amended by the parties at any time before the Closing by an instrument in writing signed on behalf of each of the parties.

ARTICLE X

MISCELLANEOUS

Section 10.01 Notices. Any notices, requests and other communications hereunder shall be in writing and shall be deemed given on the date of delivery, if delivered personally, by facsimile transmission, or by overnight courier, or three (3) days after mailing, if sent by registered or certified United States mail, postage prepaid and return receipt requested, in each case addressed as follows:

To Buyer:	Spirit Finance Corporation
14631 North Scottsdale Road, Suite 200
Scottsdale, AZ 85254
Attention: Chief Financial Officer

To Seller:	Spirit Finance Capital Management, LLC
14631 North Scottsdale Road, Suite 200
Scottsdale, AZ 85254
Attention: Chief Financial Officer

except that any of the foregoing may from time-to-time by written notice to the others designate another address that shall thereupon become its effective address for the purposes of this Section 10.01. Any notice delivered by facsimile shall be confirmed by a written notice delivered in the mails, by overnight courier or personally; provided that the foregoing shall not effect the time for when such facsimile notice shall have been considered to have been delivered, such delivery being determined as provided in the first sentence of this Section 10.01.

Section 10.02 Sole Agreement. This Agreement constitutes the only agreement by and among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter of this Agreement.

Section 10.03 Expenses. Unless otherwise provided in this Agreement, the Buyer shall pay all expenses of Buyer and Seller incident to the preparation and carrying out of this Agreement, whether or not the transactions contemplated by this Agreement are consummated.

Section 10.04 Schedules. A schedule to this Agreement shall not be considered deficient for a failure to disclose certain information required to be disclosed on such schedule if the same information is disclosed on another schedule.

Section 10.05 Entire Agreement. This Agreement sets forth all rights, obligations and liabilities of the parties, and no terms and provisions hereof or thereof, including, without limitation, the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective. No assent, express or implied, by any party, or waiver by any party, to or of any breach of any term or provision of this Agreement shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.

Section 10.06 Partial Invalidity. If any term or provision of this Agreement or the application thereof to any Person, property or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 10.07 Successors; Benefit. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, legal representatives, successors and assigns of the parties hereto. The parties do not intend to confer any benefit under this Agreement on anyone other than a party hereto or its successors in interest and nothing contained herein shall be deemed to confer any such benefit on any such Person. No rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties; provided, however, that Buyer shall have the right to assign its rights hereunder to an Affiliate provided that no such assignment shall release Buyer from its obligations hereunder.

Section 10.08 Governing Law. This Agreement and the transactions contemplated hereby shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the conflict of law provisions thereof.

Section 10.09 Headings. The various section headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

Section 10.10 Facsimile, E-mail; Counterparts. Signatures on this Agreement may be communicated electronically by e-mail or by facsimile transmission and shall be binding upon the parties transmitting the same by e-mail or facsimile transmission. Counterparts with original signatures shall be provided to the other party within seven days of the applicable e-mail or facsimile transmission; provided, however, that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of the Agreement. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

Section 10.11 Waiver of Jury Trial. TO THE EXTENT ALLOWED BY LAW, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY

AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OTHER PARTY OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT ANY OF THEM HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY HAVE TO SEEK PUNITIVE OR EXEMPLARY DAMAGES FROM THE OTHER PARTIES WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY DOCUMENTS CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY THE PARTIES OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE OR EXEMPLARY DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES, AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 10.12 No Third-Party Beneficiaries. Notwithstanding anything to the contrary in this Agreement, the parties to this Agreement agree that none of the transactions contemplated by this Agreement is intended to create, nor may any provision hereof be construed to create, any right (whether as a third-party beneficiary or otherwise) in any third party (except as may be created in permitted successors and/or assigns).

Section 10.13 Construction of Agreement. The parties and their counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

Section 10.14 Prevailing Party. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the party or parties entitled to recover costs in any suit, whether or not brought to judgment, and whether or not incurred before or after the filing of suit, shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

Section 10.15 Survival. All of the representations, warranties, covenants, obligations and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and any and all documents or instruments delivered in connection herewith, and shall survive the Closing hereunder and the transfer and conveyance of the Purchased Assets hereunder.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date set forth above.

SPIRIT FINANCE CAPITAL MANAGEMENT, LLC

By:	/s/ Michael A. Bender
Name: Title:	Michael A. Bender Chief Financial Officer

SPRINT FINANCE CORPORATION

By:	/s/ Julie N. Dimond
Name: Title:	Julie N. Dimond Vice President

Signature Page to Asset Purchase Agreement

SCHEDULE 2.02(a)(i)

COMPUTER HARDWARE OWNED OR LEASED BY SELLER

System ID	System Description
00T6130-48323	20.1 UltraSharp 2005FPW Monitor
0HF730-46634	20.1 UltraSharp 2005FPW Monitor
132T	Dell Powervault Backup Unit
13R4NN1	Dell Vostro 430
1950 POWEREDGE	Dell backup server power edge 1950
1B7PYC1	Dell Optiplex Core 2 duo
23X5NF1	Dell Neo Core Duo
2N5VT51	Dell server
3201817	Travel Laptop
326RTK1	Dell Optiplex 755 Core 2 duo
5N58771	Dell Laptop Pentium M790
61GJWG1	Dell Optiplex 755 desktop
6J0HL51	Latitude D600 computer
6L30SK1	Dell Optiplex 760 Core 2 duo
7103400952	2 ViewSonic 27” flat panel LCD monitors
7287201K11WS	2 Dell 24” flat panel displays
742610871CLU	2 Dell 24” flat panel displays
74261-95V-1CUL	3 flat screen monitors
7426202J17RU	2 Dell 24” flat panel displays
7461-P52-OTWU	3 dell 24” monitors
75B-1LWS	LCD 22 inch model E228WFP
75F-0UXM	LCD 22 inch model E228WFP
76P-1ZXM	LCD 22 inch model E228WFP
7BWXDK1	Dell Optiplex 360
81RQJL1	Dell Optiplex 960
84SDKM1	Dell Optiplex 980
84VDKM1	Dell Optiplex 980 and monitor
8XZ1PN1	Dell Optiplex 980
B13032303399	Viewsonic projector
BGPVMM1	Dell Optiplex 980
BLACKBERRY	10 Blackberry Licenses
BZFBLM1	Dell Optiplex 980
CAT0842Y09X	Cisco 48 Port Switch
CHK053W01Q	Cisco WSC-3551-12T Switch
CISCO1721	Router parts and main
CN-0G273H	2 Dell flat screen monitors
CON-SNT-PKG4	Cisco WS-3550 Switch
CTNC3H1	Dell Optiplex 755 desktop
D46ZJM1	Dell Vostro 430
D6LBMDH1	Dell Latitude E6400 notebook
DBGMBYC1	Dell Optiplex core 2 duo
POWERVAULT	Dell powervault tape library
DX7JKK1	Dell Optiplex 750 Quad core
FBZM581	Dell server - Xeon Nocona
FDTYQL1	Dell Optiplex 980
FIREWALL BOX	Watchguard firebox X750e Firewall
G8QB2D1	Dell Optiplex 745 and monitor
GM84SL1	Dell Optiplex 980

SCHEDULE 2.02(a)(i) (CONTINUED)

COMPUTER HARDWARE OWNED OR LEASED BY SELLER

System ID	System Description
GN33MN1	Dell Optiplex 980
HSDX3K1	Dell Optiplex 760 and monitor
J0017FBM	Sony TX650, Battery & Memory Upgrades
LT46244	Mitsubishi 46: 1080p LCD TV
LT52244	Mitsubishi 52” LCD TV
MITXD7OU	Mitsubishi projector & mount
MXQ02609KM	Server-HP ProLiant DL180
OTW9556-64180	20.1” SP2008WFP Flat panel display
T6P-1ZNM	LCD 22 inch model E228WFP
VTL800	Mimio whiteboard
WS-3550-48-SMI	Cisco Switch

Assets not yet in service:
1F388P1	Dell Optiplex 780
1F448P1	Dell Optiplex 780
FV0WDP1	Dell Optiplex 780

SCHEDULE 2.02(a)(ii)

SOFTWARE OWNED OR LICENSED BY SELLER

System ID	System Description
ACTIVE PRIME	ActivePrime CleanCRM Standard
GREAT PLAINS	Software - Great Plains
INTDEVSOFTWARE	Internally Developed Software
MS EXCHANGE	Microsoft Exchange Server 2003
MS OFFICE	Microsoft Office Pro 2003 Licenses
MS OFFICE VISIO	Microsoft Office Visio Standard
SALES LOGIX	Software - Sales Logix
SAS STAT	SAS Statistical Analysis Tool
SQL SOFTWARE	Server tools for SOX

SCHEDULE 2.02(a)(iii)

PERSONAL PROPERTY OF SELLER, OFFICE EQUIPMENT AND SIMILAR

PERSONAL PROPERTY RELATING TO THE BUSINESS OWNED BY SELLER AND

LOCATED AT THE LEASED PREMISES

System ID	System Description
INT-550.2255	3 Inter-Tel Axxess DKSC station cards
OE-010903-2	granite conference table / 10 chairs
OE-011607-03	Filing System (2-drawer and shelves)
OE-011607-04	Magna - Office 210 (desk hutch bookcase)
OE-011607-05	Magna - Office 211 (desk hutch bookcase)
OE-011607-06	Office Star Space Chairs (24)
OE-011607-07	Magna - Cubicles (6 single cubes)
OE-011607-08	Magna - Cubicles (16 double cubes)
OE-011607-09	Filing System (fireproof 4 towers)
OE-012506	4 Filing Cabinets
OE-031405	Filing cabinet
OE-033105	Server rack system
OE-042004	Freedom Executive Chair
OE-050108	4 Taylor chairs and fabric
OE-050109	Server racks
OE-050208	2 Bookcases in suite 250
OE-060106	2 Putnam Chairs
OE-060106	14 Taylor Chairs (4 Espresso/ 10 Paisley)
OE-060106	Raleigh Court Double Pedestal Desk
OE-060106	2 Raleigh Court 42” Round Tables
OE-060106	7 Wood Back Chairs with Fabric Seats
OE-060106	9 Fabric Barrel Chairs
OE-060106	Additional Costs
OE-060106	2 Putman Chairs
OE-060106	14 Taylor Chairs
OE-063006	9 Executive Mesh Chairs
OE-071503	Server rack system
OE-071805	Filing Cabinet
OE-071805	Filing Cabinet
OE-072905	Phone Cabinet
OE-080204-1	Taylor Caster Chairs (18)
OE-080204-10	Café Parfait Furniture
OE-080204-11	Wing chairs (22)
OE-080204-14	Credenza - Office 210
OE-080204-15	Credenza - Office 211
OE-080204-16	Credenza - Office 212
OE-080204-17	Desk - Office 212
OE-080204-18	Conference Table - Office 212
OE-080204-19	Credenza - Office 213
OE-080204-2	Taylor Caster Chairs (8)
OE-080204-20	Desk - Office 213
OE-080204-21	Conference Table - Office 213
OE-080204-22	Credenza - Office 214
OE-080204-23	Desk - Office 214
OE-080204-24	Conference Table - Office 214
OE-080204-25	Credenza - Office 218

SCHEDULE 2.02(a)(iii) (CONTINUED)

PERSONAL PROPERTY OF SELLER, OFFICE EQUIPMENT AND SIMILAR PERSONAL

PROPERTY RELATING TO THE BUSINESS OWNED BY SELLER AND LOCATED AT THE

LEASED PREMISES

System ID	System Description
OE-080204-26	Desk - Office 218
OE-080204-27	Desk - Office 218
OE-080204-28	Credenza - Office 219
OE-080204-29	Desk - Office 219
OE-080204-3	Taylor Caster Chairs (8)
OE-080204-30	Desk - Office 219
OE-080204-31	Desk - Office 221
OE-080204-32	Credenza - Office 221
OE-080204-33	Desk - Office 222
OE-080204-34	Credenza - Office 222
OE-080204-35	Desk - Office 224
OE-080204-36	Credenza - Office 224
OE-080204-37	Desk - Office 225
OE-080204-38	Credenza - Office 225
OE-080204-39	Credenza - Office 226
OE-080204-4	Black Star Exec Chairs (30)
OE-080204-42	File Room Revolving Cabinets
OE-080204-43	Trans-West Phone System
OE-080204-5	Modular Magna - Area 215
OE-080204-6	Modular Magna - Area 223
OE-080204-7	Modular Magna - Area 216
OE-080204-8	Trinity Conf Chairs (12)
OE-080204-9	Trinity Conf Chairs (20)
OE-080207-1	Lateral File - Office 204
OE-080207-2	Conference Table - 4 piece
OE-080207-3	Desk - Office 204
OE-080207-4	Bookcase - Office 202
OE-080207-5	Bookcases - Office 202
OE-080207-6	Metal Bookcases - Corporate Records
OE-080207-7	Metal Bookcases - Corporate Records
OE-080207-8	Leather Mid Back Chairs (18)
OE-081307	Ultra High Back Office Chair
OE-082108	Credenza Stack Unit (2 pc)
OE-082405	Trans-West Phone System Upgrade
OE-091007-1	Desk & Credenza - JB Office
OE-091007-1	Bookcases (3) - JB Office
OE-091007-1	Conference Table - JB Office
OE-091007-1	Conference Table - SW Office
OE-091007-1	Bookcase - NE Office
OE-091007-1	Credenza - NE Office
OE-091007-1	Bookcase - NW Office
OE-091007-1	Credenza - NW Office
OE-091007-1	Credenza - S Office
OE-091007-1	Ultra High Back Office Chair
OE-120105-03	Modular Magna (10)
OE-120105-04	Black Star Executive Chairs (13)

SCHEDULE 2.02(a)(iii) (CONTINUED)

PERSONAL PROPERTY OF SELLER, OFFICE EQUIPMENT AND SIMILAR PERSONAL

PROPERTY RELATING TO THE BUSINESS OWNED BY SELLER AND LOCATED AT THE

LEASED PREMISES

System ID	System Description
OE-120105-05	Room A (Desk, Credenza, Hutch) (1)
OE-120105-06	Room B (Desk, Credenza, Hutch) (4)
OE-120107	2007 Consulting fee / fabric Costs - D&M
OE-123009	White board and cabinet
TI-080204-2	Sign - 14631 N. Scottsdale

SCHEDULE 2.02(a)(iv)

PREPAID EXPENSES

Prepaid insurance – Navigators (EPLI)	$2,916.67
Prepaid insurance – Federal (Crime)	$10,196.67
Prepaid insurance – Transamerica (Keyman)	$4,977.52
Prepaid insurance – Mass Mutual (Supplemental Life)	$1,358.63
Prepaid other – employer FSA contribution	$11,625.00
Prepaid other – employment services	$168,629.42
Prepaid other – software maintenance (Dell)	$1,316.87
Prepaid other – software maintenance (Sherwood)	$4,878.54
Prepaid other – phone maintenance (Transwest)	$220.99
Prepaid other – antivirus software license (CDW)	$898.19
Prepaid other – subscription (EY GAAIT)	$1,090.00

Total	$208,108.50

SCHEDULE 2.02(a)(v)

CONTRACTS

•	Marakesh Consulting, LLC Professional Services Contract effective as of September 25, 2009

•	Pitney Bowes Global Financial Services LLC Postage Equipment Lease effective as of November 27, 2010

SCHEDULE 2.04(a)

ASSUMED LIABILITIES

Pre-tax medical reimbursement withholding	$13,821.39
Pre-tax dependent care reimbursement withholding	$4,464.71
Vendor accruals	$48,046.35
Accrued incentive compensation	$434,024.98
Accrued vacation	$81,194.52

Total	$581,551.95

SCHEDULE 2.05

PAYMENT INSTRUCTIONS

The Purchase Price under Section 2.05, if any, shall be delivered to Seller as follows:

Bank:	Wells Fargo Bank, National Association
420 Montgomery Street 7th Floor
San Francisco, California
ABA:	121000248
Further Credit to account:	4121674527
Account Name:	Spirit Finance Capital Management
14631 N. Scottsdale Rd #200
Scottsdale, AZ 85254

The Assumption Price under Section 2.07, if any, shall be delivered to Buyer as follows:

Bank:	Wells Fargo Bank, National Association
420 Montgomery Street 7th Floor
San Francisco, California
ABA:	121000248
Further Credit to account:	4121674360
Account Name:	Spirit Finance Corporation
14631 N. Scottsdale Rd #200
Scottsdale, AZ 85254

SCHEDULE 2.06

ALLOCATION OF THE PURCHASE PRICE AMONG THE ASSETS

Class I	$0.00
Class II	$0.00
Class III	$346,479.00
Class IV	$0.00
Class V	$257,680.50
Class VI	$0.00
Class VII	$0.00

Total	$604,159.50

SCHEDULE 3.01(J)

EMPLOYEES AND EMPLOYMENT AGREEMENTS

Name	Title	Status	Agreement
Ames, Timothy R.	Financial Reporting Analyst	Employee	CIC
Barrett, Joni G.	VP – Compliance	Employee	CIC
Bender, Michael A.	SVP – Chief Financial Officer	Employee	CIC
Benedetto, D. Michael	Junior Database Administrator	Employee	CIC
Boyce, Leah D.	Compliance Specialist	Employee	CIC
Burbach, Christopher K.	VP – Investment Management	Employee	CIC
Burm, Elizabeth J.	Controller	Employee	CIC
Dimond, Julie N.	VP – Tax & Operations	Employee	CIC
Doppke, Annette M.	Lease Analyst	Employee	CIC
Fallis, M. Aileen	Administrative Coordinator	Employee	CIC
Fowler, Lorraine M.	Staff Accountant / AP	Employee	CIC
Hall, Jeffrey J.	VP – Information Technology	Employee	CIC
Hufford, Sean D.	VP – Portfolio Management	Employee	CIC
Koerperick, Jeffrey B.	Portfolio Risk Manager	Employee	CIC
Kuscsik, Andrew	Assistant Controller	Employee	CIC
Little, April Ronchetti	Director of Leasing & Dispositions	Employee	CIC
Micheels, Julie L.	Accounting Manager	Employee	CIC
Mora, Robin R.	Portfolio Manager	Employee	CIC
Pawleska, Troy L.	Network Administrator	Employee	CIC
Pedapati, Anita	Portfolio Reporting Specialist	Employee	CIC
Peil, A.J.	Analyst	Employee	CIC
Phillips, Catherine A.	Client Servicing Manager	Employee	CIC
Rohde, David G.	Director of Financial Reporting	Employee	CIC
Rosenberg, Daniel J.	Legal Compliance Officer	Employee	CIC
Schweppe, Jeremy R.	Accounting Manager	Employee	CIC
Segel, Michelle L.	Administrative Asst – Compliance	Employee	CIC
Seibert, Gregg A.	SVP – Capital Markets	Employee	CIC
Thomas, Lauren N.	Administrative Asst – Servicing	Employee	CIC
Thompson, Julie C.	Tax Manager	Employee	CIC
Tiffany, Catherine L.	Credit Risk Manager	Employee	CIC
Young, Tania U.	Client Servicing Specialist	Employee	CIC

CIC – Covered by the Change in Control Bonus Plan and Change in Control Severance Plan described in Schedule 3.01(K) below

SCHEDULE 3.01(K)

EMPLOYEE BENEFIT PLANS

The following plans are available to eligible Company employees:

•	Aetna Medical Plan, Control Number 306234; Account Number 82045417

•	MetLife Dental Plan, Group Number 5760335
•	Prudential (basic life/AD&D, voluntary life and AD&D, short-term disability, long-term disability), Control Number 1304

•	EyeMed Vision Savings Eyecare Program, Group Number 9238205

•	Spirit Finance Capital Management Cafeteria Plan (Premium Reduction Option Plus Flexible Spending Accounts), Plan Number 502

•	Spirit Finance Capital Management 401(k) Profit Sharing Plan effective as of January 1, 2009

The following additional benefits are outlined in the Company Employee Handbook:

•	Paid Holidays

•	Paid Vacation

•	Paid Sick Leave

•	Medical Leave of Absence

•	Personal Leave of Absence

•	Parental Leave of Absence

•	Military Leave of Absence

•	Civic Duties (Jury Duty, Witness Duty, Voting)

•	Tuition Reimbursement

•	Social Security Insurance

•	Workers’ Compensation Insurance

•	Severance Pay

•	COBRA Benefits

•	Overtime Pay (non-exempt employees)

The following separate policies exist:

•	Tuition Reimbursement Policy

•	Expense Reimbursement Policy

•	Mobile Phone Policy

The following other agreements or policies exist:

•	Amended & Restated Change of Control Severance Plan for Certain Covered Participants of Spirit Finance Capital Management, LLC, effective as of August 10, 2010

•	Spirit Finance Capital Management, LLC Change in Control Bonus Policy, effective as of August 10, 2010

SCHEDULE 3.01(K) (CONTINUED)

EMPLOYEE BENEFIT PLANS

•	2008 Profits Interest Plan of Spirit Finance Capital Management, LLC, adopted as of March 26, 2008

•	Individual Mass Mutual supplemental long-term disability policies for certain employees (annual premium paid through 7/15/2011)

Historically, the Company has implemented or followed the practices and procedures set forth below, although they have not been formally adopted in writing:

•	Each new employee receives a formal offer letter stating the initial terms of his or her employment.

•	On an annual basis, cash incentive (bonus) compensation for the Company’s employees is determined by management and approved by the Board.

•	On occasion throughout the year, additional bonuses are paid as recommended by senior management for approval by the Board to acknowledge extraordinary efforts by certain employees.

•	Sales commissions are calculated using a template that has been approved by Company management.

•	Severance payments are paid on an individual basis, as applicable.

•	Moving expenses are paid or reimbursed on an individual basis, as applicable.

•	The Company provides corporate American Express cards for all management employees, as well as all other employees that travel for business or commonly pay corporate expenses.

•	The Company pays certain dues and trade subscriptions on behalf of employees.

•

The Company pays annual license fees for certain professional certifications, as well as continuing professional education or other required training (including travel, lodging and meals, if applicable).